EXHIBIT 99.1
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White
President and CEO
Breeze-Eastern Corporation
Phone: 908/206-3700

TRANSTECHOLOGY CORPORATION ANNOUNCES NAME CHANGE TO BREEZE-EASTERN CORPORATION
Union, New Jersey, October 12, 2006 — TransTechnology Corporation announced that effective today it has changed its name to Breeze-Eastern Corporation (AMEX:BZC).
“For some time we have conducted business as Breeze-Eastern, a division of TransTechnology Corporation. Around the world our products are known as Breeze-Eastern products,” stated Robert L.G. White, President and Chief Executive Officer of Breeze-Eastern Corporation. “This month, which marks the eightieth anniversary of Breeze’s founding, is the perfect time for us to align our business, products and our corporate identity under the same name. We are pleased and proud to be Breeze-Eastern Corporation.”
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The company, which employs approximately 195 people at its facility in Union, New Jersey, reported sales of $64.4 million in the fiscal year ended March 31, 2006.
700 Liberty Avenue ● P.O. Box 3300 ● Union ● New Jersey 07083
Tel: (908) 686-4000 ● Fax: (908) 686-7485 ● www.breeze-eastern.com

Breeze-Eastern Corporation Press Release October 12, 2006	Page 2 of 2

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2006, and Quarterly Report on Form 10-Q for the period ended July 2, 2006.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.
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